NEWS RELEASE

FOR IMMEDIATE RELEASE

Adams Golf Announces Results for Third Quarter 2007

PLANO, TEXAS, November 6, 2007 - Adams Golf, Inc. (OTCBB:ADGO) today reported net sales of $18.9 million for the third quarter ended September 30, 2007 as compared to $15.0 million in the third quarter of 2006, an increase of 27%. The Company reported a net loss of $0.3 million, or $0.01 per fully diluted share for the third quarter ended September 30, 2007, as compared to a net loss of $0.5 million, or $0.02 per fully diluted share for the comparable period of 2006.

"We were pleased with our revenue growth in Q3 and the perceived strengthening of both our brand and our organization," stated Mr. Chip Brewer, President and CEO of Adams Golf. "We believe that these accomplishments, if sustained, will lead to long term improvements in profitability and shareholder value. The revenue growth was driven by the launch of our Idea a3 hybrid iron sets late in the second quarter and the launch of our Idea a3 OS hybrid iron sets late in the third quarter. Hybrid iron sets continue to grow as a percentage of total iron sets sold at retail, and we continue to enjoy a definitive leadership position in this category."

Adams Golf will host a conference call at 4:30 p.m. Eastern time on Wednesday, November 7th, 2007, with Chip Brewer, CEO and President, and Eric Logan, Chief Financial Officer, to review Adams' 2007 third quarter financial results. For telephone access to the conference call dial (800) 374-0113 or (706) 758-9607 for international calls, and request connection to the Adams Golf conference call. The conference ID # is 23302872.

This press release contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to statements regarding our ability to continue manufacturing products that are commercially acceptable to consumers, statements which may imply past performance as an indicator of future trends, and statements using terminology such as "may," "expect," "intend," "estimate," "anticipate," "plan," "seek," "continued," "continue" or "believe." Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the following: risks relating to product development; risks that past performance may not be an accurate indicator of future trends; risks that products may not meet with approval and conform to governing body regulations; assembly difficulties; competing product introductions; patent infringement risks; uncertainty of the ability to protect intellectual property rights; market demand and acceptance of products; the impact of changing economic conditions; the success of our marketing strategy; our dependence on a limited number of customers and suppliers; business conditions in the golf industry; reliance on third parties, including suppliers; the actions of competitors, including pricing, advertising and product development risks concerning future technology; the management of sales channels and re-distribution; and one-time events and other factors detailed under "Risk Factors" in our Securities and Exchange Commission filings. These filings can be obtained by visiting the corporate governance section of our website at www.adamsgolf.com or by contacting Adams Golf Investor Relations at InvestorInfo@adamsgolf.com.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Adams Golf undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

For more information, please contact:

Patty Walsh

Director, Investor Relations

Adams Golf

(972) 673-9595

pattywalsh @ adamsgolf.com

ADAMS GOLF, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
ASSETS
	September 30, 2007	December 31, 2006
	(unaudited)
Current assets:
Cash and cash equivalents	$ 12,577	$ 9,472
Trade receivables, net of allowance for doubtful accounts of $640 (unaudited) and $702 in 2007 and 2006, respectively	17,949	13,553
Inventories, net	23,724	24,651
Prepaid expenses	924	686
Other current assets	1,527	1,371
Total current assets	56,701	49,733

Property and equipment, net	738	719
Deferred tax asset - non current	4,052	4,052
Other assets, net	1,232	1,099
	$ 62,723	$ 55,603

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 5,747	$ 6,271
Accrued expenses	8,355	7,463
Total liabilities	14,102	13,734

Stockholders' equity:
Preferred stock, $0.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.001 par value; authorized 50,000,000 shares; 25,903,574 and 24,895,226 shares issued and 24,660,813 and 23,958,606 shares outstanding at September 30, 2007 (unaudited) and December 31, 2006, respectively	26	25
Additional paid-in capital	91,421	90,630
Accumulated other comprehensive income	1,514	887
Accumulated deficit	(40,203)	(46,147)
Treasury stock, 1,242,761 and 936,627 common shares, at cost, at September 30, 2007 (unaudited) and December 31, 2006, respectively	(4,137)	(3,526)
Total stockholders' equity	48,621	41,869

	$ 62,723	$ 55,603

ADAMS GOLF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006

Net sales	$ 18,929	$ 14,960	$ 77,140	$ 62,958
Cost of goods sold	11,189	8,575	43,904	34,952
Gross profit	7,740	6,385	33,236	28,006

Operating expenses:
Research and development expenses	884	652	2,513	1,889
Selling and marketing expenses	5,429	4,292	18,845	15,805
General and administrative expenses	2,276	1,979	6,384	5,820
Total operating expenses	8,589	6,923	27,742	23,514
Operating income (loss)	(849)	(538)	5,494	4,492

Other income (expense):
Interest income (expense), net	102	68	146	146
Other income (expense), net	454	(8)	418	35
Income (loss) before income taxes	(293)	(478)	6,058	4,673
Income tax expense	34	22	114	53
Net income (loss)	$ (327)	$ (500)	$ 5,944	$ 4,620

Net income (loss) per common share - basic	$ (0.01)	$ (0.02)	$ 0.25	$ 0.20
- diluted	$ (0.01)	$ (0.02)	$ 0.19	$ 0.16